Exhibit 4

DATED                             2019

(1) GREATER SAIL LIMITED
as Chargor

- and -

(2) DEUTSCHE BANK AG, HONG KONG BRANCH
as Security Agent

SECURITY DEED
in respect of part of the
issued share capital of
Nam Tai Property Inc.
in relation to a USD***
Facility Agreement

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	GRANT OF SECURITY	5
3.	CONTINUING SECURITY	7
4.	LIABILITY OF THE CHARGOR RELATING TO SECURITY ASSETS	8
5.	REPRESENTATIONS	8
6.	UNDERTAKINGS	12
7.	SECURITIES ACCOUNT	16
8.	RIGHTS AND OBLIGATIONS IN RESPECT OF CHARGED INVESTMENTS	17
9.	POWER TO REMEDY	18
10.	WHEN SECURITY BECOMES ENFORCEABLE	18
11.	ENFORCEMENT OF SECURITY	19
12.	RECEIVER	21
13.	POWERS OF RECEIVER	22
14.	DELEGATION	22
15.	FURTHER ASSURANCES	22
16.	POWER OF ATTORNEY	22
17.	CURRENCIES	23
18.	INCORPORATION OF TERMS OF THE FACILITY AGREEMENT	23
19.	MISCELLANEOUS	24
20.	PARTIAL INVALIDITY	24
21.	RELEASE	25
22.	CONTRACTUAL RECOGNITION OF BAIL-IN	25
23.	NOTICES	26
24.	COUNTERPARTS	27
25.	GOVERNING LAW	27
SCHEDULE 1: FORM OF LETTER OF INSTRUCTION AND ACKNOWLEDGEMENT		29
SCHEDULE 2: POWERS OF RECEIVER		32

THIS DEED is made on
BETWEEN:
(1)
GREATER SAIL LIMITED 順帆有限公司, a BVI business company incorporated and existing under the laws of the British Virgin Islands with company number 1814786 and whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the "Chargor"); and

(2)
DEUTSCHE BANK AG, HONG KONG BRANCH being DEUTSCHE BANK AKTIENGESELLSCHAFT, a joint stock company with limited liability incorporated in the Federal Republic of Germany, local court of Frankfurt am Main, HRB no. 30,000, acting through its Hong Kong Branch (as security trustee for the Secured Parties pursuant to the Facility Agreement (each capitalised term as defined below)) (in such capacity, the "Security Agent").

IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
In this Deed:
(a)	terms defined in, or construed for the purposes of, the Facility Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and
(b)	the following terms have the following meanings:
"Act" means the Law of Property Act 1925;
"Amendment and Restatement Agreement" means the amendment and restatement agreement dated on or about the date of this Deed and made between (amongst others) the Borrower and the Agent, in relation to the amendment and restatement of the Original Facility Agreement.
"BCA" means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands;
"Borrower" means Kaisa Group Holdings Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands with registered number 192502 and the shares of which are listed on the HKSE (Stock Code: 1638.HK) and whose registered office is at P.O. Box 2681, Cricket Square, Hutchins Drive, George Town, Grand Cayman, KY1-1111, Cayman Islands;
"Cash Collateral" means all of the rights of the Chargor in respect of any amount standing to the credit of the Securities Account and the debt represented by it;
"Charged Investments" means the Charged Securities and all present and future Related Rights accruing to all or any of the Charged Securities;

"Charged Securities" means:
(a)	the Initial Charged Securities; and
(b)
all other shares in Nam Tai and all other stocks, shares, securities, bonds, investments and documents relating to Nam Tai held by, to the order or on behalf of the Chargor from time to time, in each case, in respect of the Initial Charged Securities, in each case whether or not such securities have been or may at any time be deposited with or transferred or caused to be transferred to the Securities Account or to the Security Agent or the Custodian by or on behalf of the Chargor, or transferred to or held by any person in circumstances when the Security Agent or the Custodian has any right, title or interest in respect of the same (whether for security, safe custody, collection or otherwise);
"Clearance System" means:
(a)	DTC;
(b)	any other person whose business is or includes the provision of clearance service or the provision of security accounts; or
(c)	any nominee or depository for such person;
"CP Satisfaction Date" has the meaning given to that term in the Amendment and Restatement Agreement;
"Custodian" means Deutsche Bank Trust Company Americas or such other nominee of the Security Agent as notified to the Chargor by the Security Agent from time to time;
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Security Agent or by a Receiver;
"DTC" means the Depository Trust Company, a limited-purpose trust company under the New York State banking law and a registered clearing agency with the U.S. Securities and Exchange Commission;
"Effective Date" has the meaning given to that term in the Amendment and Restatement Agreement;
"Facility Agreement" means the Original Facility Agreement as amended and restated pursuant to the Amendment and Restatement Agreement, and as may be further amended, novated, supplemented, substituted, replaced and/or restated from time to time and notwithstanding any increase in the principal amount of the facility made available to the Borrower and/or any change in the obligations of the Security Grantors under the Finance Documents;
"Finance Party" has the meaning given to that term in the Facility Agreement;
"Initial Charged Securities" means 9,191,050 Shares held by the Chargor, being approximately 24.07 per cent. of the issued shares of Nam Tai as at the date of this Deed;
"NYSE" has the meaning given to that term in the Facility Agreement;

"Nam Tai" means Nam Tai Property Inc., a BVI business company incorporated and existing under the laws of British Virgin Islands and the shares of which are listed on the NYSE (Stock Code: NTP), with company number 3805 and whose registered office is at McNamara Chambers, 2nd Floor, 116 Main Street, P.O. Box 3342, Road Town, Tortola, British Virgin Islands;
"Original Facility Agreement" means the facility agreement dated **** and made between (amongst others) the Borrower and the Agent, pursuant to which the lenders thereunder have made available to the Borrower certain term loan facilities in the aggregate principal amount of US$****.
"Party" means a party to this Deed;
"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets;
"Registrar" means the Registrar of Corporate Affairs of the British Virgin Islands appointed under Section 229 of the BCA;
"Related Rights" means, in relation to any Charged Securities:
(a)	any dividend or interest paid or payable;
(b)
any right, money or property (including any shares, stocks, debentures, bonds or other securities or investments) accruing or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(c)	any right against any Clearance System (including any right to deliver any securities to or to the order of the Chargor); and
(d)	any right under any custodian or other similar agreement;
"Reporting Requirements" has the meaning set out in clause 6.9 (Other obligations in respect of Security Assets);
"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or alone or in any other capacity whatsoever) at any time due, owing or incurred by the Borrower and the Security Grantors to each present and future Secured Party under or pursuant to each Finance Document (including all monies covenanted to be paid under this Deed);
"Securities Account" means the securities and cash account with account number SF0911 opened by the Chargor and maintained with the Custodian (including any renewal, substitution, replacement or redesignation of such account and all sub-accounts) in which any Charged Securities or any Related Rights relating thereto, and cash are held or deposited at any time, together with:
(a)	all additions to or renewals or replacements of such account (in whatever currency) and all investments made out of the same; and
(b)	all rights, benefits and proceeds in respect of such account (including interest and rights to repayment of any monies standing to the credit of such account);

"Security Assets" means all property and assets from time to time mortgaged, charged or assigned (or expressed to be mortgaged, charged or assigned) by or pursuant to this Deed; and
"Security Period" means the period beginning on the date of this Deed and ending on the date on which:
(a)	all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full; and
(b)	no Finance Party has any further commitment, obligation or liability under or pursuant to the Finance Documents.
1.2	Interpretation
(a)	Unless a contrary indication appears, any reference in this Deed to:
(i)
the "Chargor", any "Security Grantor", the "Agent", the "Arranger", the "Security Agent", any other "Secured Party", any other "Finance Party" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)
"this Deed", the "Facility Agreement", any other "Finance Document" or any other agreement or instrument shall be construed as a reference to this Deed, the Facility Agreement, such other Finance Document or such other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to time (however fundamentally and even if any of the same increases the obligations of the Chargor or provides for further advances);

(iii)	"assets" includes any present and future properties, revenues and rights of every description and includes uncalled capital;
(iv)	a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived;
(v)	"including" or "includes" means including or includes without limitation;
(vi)	"Secured Liabilities" includes obligations and liabilities which would be treated as such but for the liquidation, administration or dissolution of or similar event affecting the Chargor;
(vii)	a provision of law is a reference to that provision as amended or re-enacted; and
(viii)	the singular includes the plural and vice versa.
(b)	References to clauses and the schedule are to be construed, unless otherwise stated, as references to clauses and the schedule of this Deed and references to this Deed include its schedule.
(c)	Clause and schedule headings are for convenience only and shall not affect the construction of this Deed.

(d)
Each undertaking of the Chargor (other than a payment obligation) contained in this Deed must be complied with at all times during the Security Period and is given by the Chargor for the benefit of the Security Agent and each other Secured Party.

(e)
If the Security Agent reasonably considers that an amount paid by the Borrower or any Security Grantor to a Secured Party under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Chargor or any Security Grantor, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(f)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.
(g)	If there is any conflict or inconsistency between any provisions of this Deed and any provision of the Facility Agreement, the provisions of the Facility Agreement shall prevail.
1.3	Trust
All Security and dispositions made or created and all obligations and undertakings contained in this Deed to, in favour of or for the benefit of the Security Agent are made, created and entered into in favour of the Security Agent as trustee for the Secured Parties from time to time on the terms of the Facility Agreement.
1.4	Third party rights
(a)
Save as expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

(b)	Any Receiver or Delegate may, subject to clause 1.4(a), rely on any clause of this Deed which expressly confers rights on it.
1.5	Effective Date
This Deed shall be conditional upon and shall take effect from the Effective Date.
2.	GRANT OF SECURITY
2.1	Nature of security
All Security and dispositions created or made by or pursuant to this Deed are created or made:
(a)	in favour of the Security Agent;
(b)	with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994; and
(c)	as continuing security for payment of the Secured Liabilities.
2.2	Fixed Security
The Chargor as beneficial owner and as continuing security for the payment and discharge of all Secured Liabilities:

(a)
charges and agrees to charge in favour of the Security Agent all of its present and future right, title and interest in and to the following assets which are at any time owned by the Chargor, or in which it from time to time has an interest:

(i)	by way of first fixed charge the Initial Charged Securities; and
(ii)	by way of first fixed charge all other Charged Securities (to the extent not charged by clause 2.2(a)(i)), in each case, together with (A) all Related Rights from time to time accruing to those Charged Securities; (B) all rights which the Chargor may have at any time against any clearance or settlement system or any custodian in respect of any Charged Investments; and (C) any Cash Collateral;
(b)
as beneficial owner and by way of assignment (by way of security) with first ranking priority, assigns all of its rights, title and interest to the Securities Account and all rights and proceeds relating to the Securities Account ; and

(c)	assigns (by way of security) with first ranking priority, all of its rights, title and interest to the Custodian Agreement.
2.3	Floating Charge
The Chargor charges and agrees to charge by way of first floating charge all or any part of the subject matter of the Security referred to in clause 2.2 (Fixed Security) not otherwise effectively charged by way of fixed charge or assignment (by way of security) pursuant to clause 2.2 (Fixed Security) or any other provision of this Deed.
2.4	Limited Recourse
The recourse of the Security Agent and any of the other Secured Parties against the Chargor in respect of the Secured Liabilities is limited solely to the rights of enforcement and recovery by the Security Agent (on behalf of the Secured Parties) against the Security Assets of the Chargor under or in respect of this Deed and accordingly the Security Agent (for itself and on behalf of the other Secured Parties) agrees that the total amount recoverable against the Chargor under this Deed shall be limited to the proceeds received by the Security Agent (on behalf of the Secured Parties) realising the Security Assets of the Chargor in accordance with this Deed and, without limiting the foregoing in this Clause 2.4, the Chargor shall not be liable for any deficiency if the proceeds of the Security Assets is not sufficient to satisfy payment of the Secured Liabilities.
2.5	Conversion of Floating Charge
(a)	Conversion by notice
The Security Agent may, by written notice to the Chargor, convert the floating charge created under this Deed into a fixed charge as regards all or any of the assets of the Chargor specified in the notice if:
(i)	an Event of Default has occurred and is continuing; or
(ii)
the Security Agent (acting reasonably) considers any Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

(b)	Automatic conversion

The floating charge created under this Deed shall (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge:
(i)	in relation to any Security Asset which is subject to a floating charge if:
(A)	the Chargor creates (or attempts or purports to create) any Security on or over the relevant Security Asset without the prior written consent of the Security Agent; or
(B)	any third party levies or attempts to levy any distress, execution, attachment or other legal process against any such Security Asset; and
(ii)	over all Security Assets of the Chargor which are subject to a floating charge if:
(A)	a receiver is appointed in respect of the Chargor or the Security Agent received notice of intention to appoint such a receiver;
(B)	an Event of Default has occurred under clause 24.6 (Insolvency) or clause 24.7 (Insolvency proceedings) of the Facility Agreement; or
(C)	the Security Agent takes any steps to enforce this Deed after an Event of Default has occurred and was continuing.
(c)	Partial conversion
The giving of a notice by the Security Agent pursuant to clause 2.4(a) in relation to any class of assets of the Chargor shall not be construed as a waiver or abandonment of the rights of the Security Agent to serve similar notices in respect of any other class of assets or any other right of the Security Agent or any other Secured Party.
3.	CONTINUING SECURITY
3.1	Continuing security
The Security is continuing and will extend to the ultimate balance of the Secured Liabilities regardless of any intermediate payment or discharge in whole or in part. This Deed shall remain in full force and effect as a continuing security for the duration of the Security Period.
3.2	Additional and separate security
This Deed is in addition to, without prejudice to, and shall not merge with, any other right, remedy, guarantee or Security which the Security Agent and/or any other Secured Party may at any time hold for any Secured Liability.
3.3	Right to enforce
This Deed may be enforced against the Chargor by the Security Agent on behalf of the Secured Parties, without the Security Agent and/or any other Secured Party first having recourse to any other right, remedy, guarantee or Security held by or available to it or any of them.
4.	LIABILITY OF THE CHARGOR RELATING TO SECURITY ASSETS
Subject to Clause 2.4 (Limited Recourse), notwithstanding anything contained in this Deed or implied to the contrary, the Chargor remains liable to observe and perform all conditions and obligations assumed by it in relation to the Security Assets. The Security Agent is under no obligation to perform or fulfil any such condition or obligation or to make any payment in respect of such condition or obligation.
5.	REPRESENTATIONS
5.1	General
The Chargor represents and warrants to the Security Agent and each of the other Secured Parties on the date of this Deed that:
5.2	Status
(a)	The Chargor is a BVI business company, duly incorporated with limited liability, validly existing and, in good standing under the law of its Original Jurisdiction.
(b)	The Chargor has the power to own its assets and carry on its business as it is being conducted.
5.3	Binding obligations
(a)	The obligations expressed to be assumed by the Chargor in this Charge are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.
(b)	Subject to the Legal Reservations, this Charge creates the security interests which it purports to create and those security interests are valid and effective.
5.4	Non-conflict with other obligations
The entry into and performance by the Chargor of, and the transactions contemplated by, this Charge and the granting of the Security hereunder do not and will not conflict with:
(a)	any law or regulation applicable to the Chargor;
(b)	the constitutional documents of the Chargor; or
(c)
any agreement or instrument binding upon the Chargor or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument in any material respect.

5.5	Power and authority
(a)
The Chargor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Charge and the transactions contemplated by this Charge.

(b)	No limit on the powers of the Chargor will be exceeded as a result of the grant of security contemplated by this Charge.

5.6	Validity and admissibility in evidence
(a)	All Authorisations required:
(i)	to enable the Chargor to lawfully to enter into, exercise its rights and comply with its obligations under this Charge; and
(ii)	to make this Charge admissible in evidence in the Chargor’s Relevant Jurisdictions, have been obtained or effected and are in full force and effect.
(b)
All Authorisations necessary for the conduct of the business, trade and ordinary activities of the Chargor have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

5.7	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of the governing law of this Charge will be recognised and enforced in the Relevant Jurisdictions of the Chargor.
(b)
Subject to the Legal Reservations, any judgment obtained in relation to this Charge in the jurisdiction of the governing law of that Charge will be recognised and enforced in the Relevant Jurisdictions of the Chargor.

5.8	Deduction of Tax
It is not required under the laws of the jurisdiction where the Chargor is incorporated or resident or has an address specified in this Charge to make any deduction for or on account of Tax from any payment it may make under this Charge.
5.9	No filing or stamp taxes
Under the laws of any Relevant Jurisdiction of the Chargor, it is not necessary that this Charge be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to this Charge or the transactions contemplated by this Charge except for (i) for the registrations of this Charge in the manner set out in clause 6.2; and (ii) any other such matter referred to in any legal opinion delivered in accordance with the Facility Agreement.
5.10	Pari passu ranking
The payment obligations of the Chargor under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

5.11	Ranking of Security

Subject to the Legal Reservations and Perfection Requirements, the security conferred by this Charge constitutes a first priority security interest of the type described, over the assets referred to, in this Charge and those assets are not subject to any prior or pari passu Security.
5.12	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of the Chargor other than as permitted by the Facility Agreement.
(b)
The Chargor does not have any Financial Indebtedness outstanding and no Financial Indebtedness or other debt is raised against or in connection with, and no Security exists over Charged Securities, other than any Transaction Security.

5.13	No Security
The Security Assets are, or when acquired will be, beneficially owned by the Chargor free from any Security other than:
(a)	as created by this Deed;
(b)	as created under the Nam Tai Control Agreement; and
(c)	as permitted by the Facility Agreement.
5.14	No avoidance
Subject to the Legal Reservations and the completion of the registrations and filings referred to in clause 6.2 (Registration), this Deed creates the Security which it purports to create and is not liable to be avoided or otherwise set aside on the liquidation of the Chargor or otherwise.
5.15	No proceedings pending
(a)
Save as disclosed in writing to the Security Agent prior to the date of this Deed, no litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which have or are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against the Chargor and/or in respect of the Security Assets.

(b)
Save as disclosed in writing to the Security Agent prior to the date of this Deed, no judgment or order of a court, arbitral body or agency which has or is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against the Chargor and/or in respect of the Security Assets.

5.16	Charged Securities
(a)	The Charged Securities are fully paid.
(b)	The Initial Charged Securities are the only Shares held by the Chargor at the date of this Deed and the Initial Charged Securities have been credited (or will be credited, in accordance with the terms of this Deed and the Facility Agreement) into the Securities Account by or on behalf of the Chargor.
(c)
There are no existing shareholder agreements or any other agreements in place, in respect of the Charged Securities, which restrict the ability of the Chargor to deal with and/or transfer the Charged Securities, other than this Charge.

5.17	Clearance System
There is no outstanding payment obligation in relation to the Security Assets to any Clearance System or custodian.
5.18	Accounts
(a)
The Chargor is the sole beneficial owner of the Securities Account and any right, money or property (including any shares, stocks, debentures, bonds or other securities or investments) from time to time in the Securities Account.

(b)
The Securities Account and the rights, monies and properties (including any shares, stocks, debentures, bonds or other securities or investments) referred to in clause 5.18(a) are free of any Security and any other rights or interest in favour of third parties (except for those created by this Deed or the Custodian Agreement or permitted under the Facility Agreement).

5.19	Security Assets
(a)	The Chargor:
(i)	is the sole legal and beneficial owner of the Security Assets (other than the Charged Securities which are at the time dematerialised in DTC); and
(ii)	is the sole beneficial owner of the Charged Securities.
(b)
The Security Assets are (i) transferable except that the Charged Securities constitute “restricted securities” (as defined in Rule 144 under the US Securities Act of 1933 (“Rule 144”)) and may only be offered or sold pursuant to registration under the US Securities Act of 1933 or an exemption from such registration and (ii) not subject to any restriction by contract or otherwise, other than those restrictions set forth in the Finance Documents and the Custodian Agreement.

5.20	Custodian Agreement
(a)	The details of the Custodian as specified in clause 1.1 (Definitions) are accurate.
(b)	All amounts owed to it by the Custodian are not subject to any right of set-off or similar right, save as set out in the Custodian Agreement.
(c)	The Chargor is not in default of any of its obligations under the Custodian Agreement.
(d)	There is no prohibition on assignment in the Custodian Agreement.
(e)	The Chargor’s entry into and performance of this Deed will not conflict with any term of the Custodian Agreement.

5.21	Solvency and Bankruptcy

(a)	No:
(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of clause 24.7 (Insolvency proceedings) of the Facility Agreement; or
(ii)	creditors' process described in clause 24.8 (Creditors' process) of the Facility Agreement has been taken or, to the knowledge of the Chargor, threatened in relation to the Chargor.
(b)	None of the circumstances described in clause 24.6 (Insolvency) of the Facility Agreement applies to the Chargor.
5.22	Time when representations made
(a)	All the representations and warranties in this clause 5 are made by the Chargor on the date of this Deed and are also deemed to be made by the Chargor on:
(i)	the CP Satisfaction Date (as defined in the Amendment and Restatement Agreement) and the Effective Date; and
(ii)	the first day of each Interest Period.
(b)
Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

6.	UNDERTAKINGS
6.1	Restrictions on dealing
The Chargor shall not do or agree to do any of the following without the prior written consent of the Security Agent:
(a)	create or permit to subsist any Security on any Security Asset (except pursuant to or as permitted under this Deed or the Nam Tai Control Agreement);
(b)
sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any Security Asset;

(c)
subject to this Deed, take or permit the taking of any action which may result in the rights attaching to any Security Asset being altered in any manner which is adverse to the interests of any of the Finance Parties; or

(d)	(save for the Nam Tai Control Agreement) nominate another person to enjoy or exercise all or any of its specified rights in relation to any Security Asset.

6.2	Registration

(a)	The Chargor shall:
(i)
promptly after the Effective Date, create or continue to maintain a register of charges (the “Register of Charges”) in accordance with section 162 of the BCA to the extent this has not already been done;

(ii)
enter particulars as required by the BCA of the security interests created pursuant to this Deed in the Register of Charges and immediately after entry of such particulars has been made, and in any event within five (5) Business Days after the Effective Date, provide the Security Agent with a certified true copy of the updated Register of Charges in form and substance satisfactory to the Security Agent;

(iii)
effect registration, or assist the Security Agent in effecting registration, of this Deed with the Registrar pursuant to section 163 of the BCA by making the required filing, or assisting the Security Agent in making the required filing, in the approved form with the Registrar and (if applicable) provide confirmation in writing to the Security Agent within five (5) Business Days after the Effective Date that such filing has been made; and

(iv)
if registration referred to in paragraph (a)(iii) above has not been effected by or on behalf of the Security Agent promptly following receipt, deliver or procure to be delivered to the Security Agent, the certificate of registration of charge issued by the Registrar evidencing that the requirements of Part VIII of the BCA as to registration have been complied with and the filed stamped copy of the application containing the relevant particulars of this Deed.

(b)
At any time after the occurrence of an Event of Default which is continuing, the Chargor shall execute and deliver to the Security Agent such other documents as the Security Agent shall require to enable it (or its nominees) to be registered as the owner of or otherwise to acquire a legal title to the Charged Securities and their Related Rights (or to pass legal title to any purchaser).

6.3	Notification
The Chargor shall:
(a)	notify the Security Agent promptly upon receipt of any notice received by it in relation to the Security Assets; and
(b)
(if required by the Security Agent) shall promptly provide it with a copy of that notice and act in accordance with any instructions from the Security Agent (acting reasonably) in relation to such notice.

6.4	Calls
(a)	The Chargor shall promptly pay all calls or other payments which may become due in respect of the Security Assets and all other outgoings in respect of the Security Assets.
(b)
If the Chargor fails to make a payment in accordance with clause 6.4(a), the Security Agent may (without prejudice to the rights of the Security Agent under clause 9 (Power to remedy)) make such payments on behalf of the Chargor.

(c)	Any sums so paid by the Security Agent in accordance with clause 6.4(b) shall be repayable by the Chargor to the Security Agent on demand.

6.5	Compliance with laws
The Chargor shall comply in all respects with all laws to which it may be subject if failure to so comply has or is reasonably likely to have a Material Adverse Effect.
6.6	Information
(a)	Subject to clause 6.6(b):
(i)	the Chargor shall provide the Security Agent with all information which it may reasonably request in relation to the Security Assets; and
(ii)
without limiting its obligations under clause 6.6(a)(i), the Chargor shall comply with all requests for information relating to a Security Asset which is within its knowledge and which are required by the Chargor, the Security Agent or any Secured Party to comply with the laws of the British Virgin Islands or any other applicable laws or regulations, relating to the Security Assets and, if it fails to do so, the Security Agent may provide such information as it may have on behalf of the Chargor.

(b)	The Chargor shall not pass on to any Finance Party any Material Non-public Information relating to the Group, the Nam Tai Group, Nam Tai or the Shares.
6.7	Not prejudice
The Chargor shall not do or cause or permit to be done anything which may in any way jeopardise or otherwise prejudice the validity and legality of this Deed (or make any omission which has such an effect).
6.8	Transfer of Charged Securities
(a)	Forthwith upon the execution of this Deed, the Chargor must, at its own expense:
(i)
sign and deliver to the Custodian a letter of instruction substantially in the form set out in schedule 1 (Form of Letter of Instruction and Acknowledgement) and procure that the Custodian acknowledges and returns to the Security Agent a copy of such letter; and

(ii)
sign and deliver to the Security Agent all instruments of transfer and bought and sold notes in respect of any Security Asset, each to remain undated and duly signed in blank by or on behalf of the Chargor and other documents which may be requested by the Security Agent in order to enable the Security Agent or its nominees to be registered as the owner or otherwise obtain a legal title to the Security Assets.

(b)	Forthwith upon any right, money or property (including any share, stock, debenture, bond or other securities or investments) becoming a Security Asset, the Chargor must:
(i)	transfer the same or procure the same to be transferred to the Securities Account; and

(ii)	deliver to the Security Agent all documents referred to in clause 6.8(a)(ii).

(c)	After this Security has become enforceable, the Security Agent shall have the right to complete, date and put into effect any document referred to in this clause 6.8.
(d)
The Chargor further undertakes to promptly take any other action reasonably requested by the Security Agent in order to enable the Security Agent or its nominees to be registered as the owner or otherwise obtain a legal title to the Security Assets upon the occurrence of an Event of Default which is continuing.

6.9	Other obligations in respect of Security Assets
(a)
The Chargor must promptly provide a copy to the Security Agent and comply with all requests for information which is within its knowledge and which are made under the US Securities Act of 1933, the US Securities Exchange Act of 1934 and the rules and regulations thereunder and all listing rules of the NYSE (collectively, the “Reporting Requirements”), or any other similar provision contained in any articles of association or other constitutional document relating to any of the Security Assets. If it fails to do so, the Security Agent may elect to provide such information as it may have on behalf of the Chargor.

(b)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.
(c)	The Security Agent is not obliged to:
(i)	perform any obligation of the Chargor;
(ii)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or
(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed, in respect of any Security Assets.
6.10	Subscription
In the event of a proposed issue of rights by Nam Tai, the Chargor shall subscribe for such number of shares the Chargor is entitled to under the rights issue but subject, at all times, to the requests, instructions and directions of the Security Agent (acting on the instructions of all Lenders).
6.11	Custodian Agreement
(a)	The Chargor must not, without the prior consent of the Security Agent:
(i)	agree to amend or waive any material term of, or agree to terminate, or assign, or permit the assignment of, the Custodian Agreement unless otherwise permitted under the Finance Documents; or
(ii)	take any action which might jeopardise the existence or enforceability of the Custodian Agreement,

provided that any such actions taken by the Custodian (and not the Chargor) shall not constitute a breach of this clause 6.11 by the Chargor.
(b)	The Chargor must:
(i)	duly and promptly perform its obligations under the Custodian Agreement;
(ii)	diligently pursue its rights under the Custodian Agreement; and
(iii)
supply the Security Agent and any Receiver with a copy of the Custodian Agreement and any information and documentation relating to the Custodian Agreement reasonably requested by the Security Agent or any Receiver.

6.12	Clearance System
(a)
The Chargor must, if so requested by the Security Agent, take whatever action the Security Agent may request from time to time for the dematerialisation or rematerialisation of any Security Asset held in a Clearance System if an Event of Default is continuing, including:

(i)	the execution of any transfer, conveyance, assignment or assurance of the Shares to the Custodian; or
(ii)	the giving of any notice, order or direction to any person.
(b)	The Chargor shall not dispose of any Shares to any party.
(c)
Without prejudice to the rest of this clause 6, the Security Agent may, at the expense of the Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Security Asset as necessary if an Event of Default is continuing.

7.	SECURITIES ACCOUNT
7.1	Securities Account
(a)	The Securities Account must be maintained with the Custodian.
(b)
The Chargor shall not, without the Security Agent’s prior written consent, agree to any variation of the rights attaching to the Securities Account (other than variations of the Custodian’s standard terms and conditions) or close any Securities Account.

7.2	Change of Custodian
(a)
The Custodian may only be changed to another bank or financial institution with the prior written consent of the Security Agent (acting on the instructions of all Lenders) and must be changed if the Security Agent (acting on the instructions of all Lenders) so requires.

(b)
A change only becomes effective when the proposed new Custodian agrees with the Security Agent and the Chargor (in a manner satisfactory to the Security Agent) to fulfil the role of the Custodian under this Deed and enters into a custodian agreement with the Security Agent and the Chargor in form and substance satisfactory to the Security Agent.

(c)
If there is a change of Custodian, the Charged Securities and the amount (if any) and assets standing to the credit of the Securities Account maintained with the old Custodian will be transferred to the Securities Account maintained with the new Custodian immediately upon the appointment taking effect. By this Deed the Chargor irrevocably gives all authorisations and instructions necessary for any such transfer to be made.

(d)
The Chargor shall take any action which the Security Agent requires to facilitate a change of Custodian and any transfer of credit balances (including the execution of bank mandate forms) and assets and irrevocably appoints the Security Agent as its attorney to take any such action if the Chargor should fail to do so.

7.3	No withdrawals
The Chargor shall not withdraw or attempt or be entitled to withdraw (or direct any transfer of) any assets from the Securities Account except as permitted under this Deed or with the prior written consent of the Security Agent.
8.	RIGHTS AND OBLIGATIONS IN RESPECT OF CHARGED INVESTMENTS
8.1	Obligations in relation to Share Collateral distributions
At all times, the Chargor shall ensure that:
(a)	all cash distributions in respect of the Charged Securities are paid directly into the Shares Cash Top-Up (USD) Account; and
(b)
to the extent that any income or distribution from a dividend is paid or payable in respect of the Charged Securities in the form of other shares or securities of Nam Tai, such shares or securities shall be deposited in the Securities Account.

8.2	When no Event of Default is continuing
At any time when no Event of Default is continuing, the Chargor shall be entitled to exercise all voting and other rights and powers attaching to the Charged Securities, provided that it must not do so in a manner which is prejudicial to the interests of the Security Agent and/or the other Secured Parties under any Finance Document.
8.3	Rights in respect of Charged Investments following an Event of Default
At any time following the occurrence of an Event of Default which is continuing:
(a)
the Security Agent may complete the documents deposited pursuant to clause 6.8 (Transfer of Charged Securities) for all or any Charged Securities on behalf of the Chargor in favour of itself or such other person as it may select; and

(b)
the Security Agent or the Custodian may (acting on the instructions of the Majority Lenders) exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Security Assets, any person who is the holder of any Security Assets or otherwise.

8.4	Exoneration of the Security Agent

At any time when any Charged Security is registered in the name of the Security Agent or its nominee, the Security Agent shall be under no duty to:
(a)	ensure that any dividends, distributions or other monies payable in respect of such Charged Security are duly and promptly paid or received by it or its nominee; or
(b)	verify that the correct amounts are paid or received; or
(c)	take any action in connection with the taking up of any (or any offer of any) Related Rights in respect of or in substitution for such Charged Security.
9.	POWER TO REMEDY
9.1	Power to remedy
If at any time the Chargor does not comply with any of its obligations under this Deed, the Security Agent (without prejudice to any other rights arising as a consequence of such non-compliance) shall be entitled (but not bound) to rectify that default. The Chargor irrevocably authorises the Security Agent and its employees and agents by way of security to do all things which are necessary or desirable to rectify that default.
9.2	Mortgagee in possession
The exercise of the powers of the Security Agent under this clause 9 shall not render it liable as a mortgagee in possession.
9.3	Monies expended
The Chargor shall pay to the Security Agent on demand any monies which are expended by the Security Agent in exercising its powers under this clause 9.
10.	WHEN SECURITY BECOMES ENFORCEABLE
10.1	When enforceable
This Security shall become immediately enforceable upon the occurrence of an Event of Default which is continuing.
10.2	Statutory powers
The power of sale and other powers conferred by section 101 of the Act (as amended or extended by this Deed) shall be immediately exercisable upon and at any time after the occurrence of any Event of Default which is continuing.
10.3	Enforcement
After this Security has become enforceable, the Security Agent may (acting on the instructions of the Majority Lenders) enforce all or any part of the Security in such manner as it sees fit and take possession of and hold or dispose of all or any part of the Security Assets.

11.	Enforcement of Security

11.1	General
For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed provided that such powers shall not be exercisable unless an Event of Default is continuing. Sections 93 and 103 of the Act shall not apply to the Security created under this Deed.
11.2	Powers of the Security Agent
At any time when the Security is enforceable, the Security Agent may (acting on the instructions of the Majority Lenders) without further or prior notice to the Chargor or any other person (unless required by law):
(a)
(or if so requested by the Chargor by written notice at any time may) appoint any person or persons to be a receiver, manager, receiver and manager or other similar officer of all or any part of the Security Assets and/or of the income of the Security Assets as the Security Agent may choose in its entire discretion; and/or

(b)
if it has not already done so, effect the transfer of any and all of the Charged Securities into its name or the name(s) of its nominee(s) and/or without liability on the part of any Secured Party in the event of loss, act in all respects as the legal or beneficial owner of the Charged Securities; and/or

(c)
exercise all or any of the powers conferred on mortgagees by the Act (as amended or extended by this Deed) and/or all or any of the powers which are conferred by this Deed on a Receiver, in each case without first appointing a Receiver or notwithstanding the appointment of any Receiver; and/or

(d)
exercise (in the name of the Chargor and without any further consent or authority of the Chargor) any voting rights and any powers or rights which may be exercised by the person(s) in whose name the Security Assets are registered or who is the holder of any of them.

11.3	Redemption of prior mortgages
At any time when the Security is enforceable, the Security Agent may:
(a)	redeem any prior Security against any Security Asset; and/or
(b)	procure the transfer of that Security to itself; and/or
(c)	settle and pass the accounts of the holder of any prior Security and any accounts so settled and passed shall be conclusive and binding on the Chargor.
All principal, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Chargor to the Security Agent on demand.
11.4	Privileges
(a)	Each Receiver and the Security Agent is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that section 103 of the Act does not apply.
(b)
To the extent that the Security Assets constitute "financial collateral" and this Deed and the obligations of the Chargor under this Deed constitute a "security financial collateral arrangement" (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) each Receiver and the Security Agent shall have the right after this Deed has become enforceable to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Liabilities.

(c)	For the purpose of clause 11.4(b), the value of the financial collateral appropriated shall be:
(i)	in the case of cash, its face value at the time of appropriation; and
(ii)
in the case of other financial collateral, its market value at the time of appropriation as determined (after appropriation) by the Receiver or the Security Agent by reference to a generally recognised source or such other process as the Security Agent may reasonably select, including a valuation carried out by an independent firm of accountants or valuers firm of national standing appointed by the Security Agent.

11.5	No liability
(a)
Neither the Security Agent, any other Secured Party nor any Receiver shall be liable (A) in respect of all or any part of the Security Assets or (B) for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, its or his respective powers or (C) taking possession or, or realising all or any part of the Security Assets (unless such loss or damage is caused by its or his gross negligence or wilful misconduct as finally judicially determined).

(b)
Without prejudice to the generality of clause 11.5(a), neither the Security Agent, any other Secured Party nor any Receiver shall be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

11.6	Protection of third parties
No person (including a purchaser) dealing with the Security Agent or any Receiver or Delegate or any of its or his agents will be concerned to enquire:
(a)	whether the Secured Liabilities have become payable; or
(b)	whether any power which the Security Agent or the Receiver is purporting to exercise has become exercisable; or
(c)	whether any money remains due under any Finance Document; or
(d)	how any money paid to the Security Agent or to the Receiver is to be applied.

11.7	Contingencies

If the Security is enforced at a time when no amounts are due under the Finance Documents (but at a time when amounts may become so due), the Security Agent or a Receiver may pay the proceeds of any recoveries effected by it into a blocked suspense account.
12.	RECEIVER
12.1	Removal and replacement
The Security Agent may from time to time remove any Receiver appointed by it and, whenever it may deem appropriate, may appoint a new Receiver in the place of any Receiver whose appointment has terminated.
12.2	Multiple Receivers
If at any time there is more than one Receiver of all or any part of the Security Assets and/or the income of the Security Assets, each Receiver shall have power to act individually (unless otherwise stated in the appointment document). An appointment over part only of the Security Assets shall not preclude the Security Agent from making a subsequent appointment of a Receiver over any part of the Security Assets over which an appointment has not previously been made by the Security Agent.
12.3	Remuneration
Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Security Agent (or, failing such agreement, to be fixed by the Security Agent).
12.4	Payment by Receiver
Only monies actually paid by a Receiver to the Security Agent in relation to the Secured Liabilities shall be capable of being applied by the Security Agent in discharge of the Secured Liabilities.
12.5	Agent of Chargor
(a)
Any Receiver shall be the agent of the Chargor (which shall be solely liable for his acts, defaults and remuneration) unless and until the Chargor goes into bankruptcy or liquidation, after which time any Receiver shall act as principal and shall not become the agent of the Security Agent or any other Secured Party. No Receiver shall at any time act as agent for the Security Agent.

(b)	No Secured Party shall incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

13.	Powers of Receiver

Every Receiver shall have, and be entitled to exercise all the powers as set out in schedule 2 (Powers of Receiver).
14.	DELEGATION
The Security Agent and any Receiver may delegate, by power of attorney (or in any other manner) to any person, any right, power or discretion exercisable by it under this Deed in accordance with clause 28.25 (Delegation by the Security Agent) of the Facility Agreement.
15.	FURTHER ASSURANCES
The Chargor shall, at its own expense, promptly take whatever action the Security Agent or a Receiver may reasonably require in accordance with clause 22.26 (Further assurance) of the Facility Agreement, including, without limitation, to sign and deliver all instrument of transfer and bought and sold notes in respect of any Security Asset upon the rematerialisation of any Security Asset held in a Clearance System in accordance with this Deed and to deliver such other documents in order to enable the Security Agent or its nominees to be registered as the owner or otherwise obtain a legal title to the Security Assets if the Security granted under this Deed is enforceable.
16.	POWER OF ATTORNEY
16.1
The Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any of its or their Delegates to be its attorney in its name and on its behalf, and as its act and deed or otherwise to:

(a)	complete, execute, seal, deliver and perfect any document;
(b)	do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets charged by this Deed;
(c)
perform any acts, things or otherwise which may be required of the Chargor, under this Deed or deemed by such attorney as necessary for any purpose of this Deed or to enhance or perfect the security intended to be constituted by this Deed;

(d)	exercise (or to delegate) all or any of the rights conferred on the Security Agent and/or any Receiver by this Deed or by statute in relation to this Deed or the Security Assets;
(e)	transfer legal ownership of any Security Assets after this Deed has become enforceable pursuant to clause 10 (When Security becomes enforceable), and the Chargor shall ratify and confirm all acts and things done by the Security Agent or any Receiver, any substitute or delegate in the exercise or purported exercise of this power of attorney, provided that the Security Agent (or any Receiver, any substitute or delegate) shall only exercise the power of attorney granted under this clause 16 if:
(a)	this Deed has become enforceable pursuant to clause 10 (When Security becomes enforceable); or
(b)	the Chargor has failed to comply with clause 15 (Further assurances).

16.2	All sums expended by the Security Agent or any Receiver under this clause 16 shall be recoverable from the Chargor.
17.	CURRENCIES
All monies received or held by the Security Agent or any Receiver under this Deed may be converted from their existing currency into such other currency as the Security Agent or the Receiver considers necessary to cover the obligations and liabilities comprised in the Secured Liabilities in that other currency in accordance with clause 29.4 (Currency Conversion) of the Facility Agreement. The Chargor shall indemnify the Security Agent or any Receiver against all costs, charges and expenses incurred in relation to such conversion.
Neither the Security Agent nor any Receiver shall have any liability to the Chargor in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.
18.	INCORPORATION OF TERMS OF THE FACILITY AGREEMENT
18.1	Incorporation of terms of the Facility Agreement
The following provisions of the Facility Agreement are incorporated into this Deed as if fully set out in this Deed mutatis mutandis except that references to the Borrower shall be construed as references to the Chargor:
(a)	clause 10.3 (Default interest);
(b)	clause 14 (Tax gross-up and indemnities);
(c)	clause 16 (Other indemnities);
(d)	clause 18 (Costs and expenses);
(e)	clause 29 (Application of proceeds);
(f)	clause 35 (Calculations and certificates); and
(g)	clause 37 (Remedies and waivers).
18.2	Incorporation of general provisions
Clause 18.1 (Incorporation of terms of the Facility Agreement) is without prejudice to the application to this Deed of any provision of the Facility Agreement which, by its terms, applies or relates to the Finance Documents generally.
18.3	Role of the Security Agent
The provisions set out in clause 28 (Role of the Agent, the Security Agent, the Arranger and the Reference Banks) of the Facility Agreement shall govern the rights, duties and obligations of the Security Agent under this Deed.

19.	Miscellaneous
19.1	Clearance System
The Chargor shall indemnify the Security Agent within three (3) Business Days of demand against any loss, liability, cost, claims or expense which the Security Agent may incur as a result of having the Security Assets (or any part thereof) credited to any account maintained by the Security Agent or the Custodian with any Clearance System.
19.2	New accounts
If the Security Agent or any other Secured Party receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent Security (other than as permitted by the Finance Documents) affecting any Security Asset and/or the proceeds of sale of any Security Asset, it may open a new account or accounts for the Chargor. If it does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received such notice. As from that time all payments made to the Security Agent or such other Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any amount of the Secured Liabilities.
19.3	Changes to the Parties
(a)	The Chargor may not assign any of its rights under this Deed.
(b)
The Security Agent may assign or transfer all or any part of its rights under this Deed pursuant to the resignation or removal of the Security Agent in accordance with clause 28.13 (Resignation of the Agent, the Security Agent, the Account Bank and the Calculation Agent) of the Facility Agreement. The Chargor shall, promptly upon being reasonably requested to do so by the Security Agent, enter into such documents as may be necessary to effect such assignment or transfer.

19.4	Tacking
(a)	Each Secured Party shall perform its obligations under the Facility Agreement (including any obligation to make available further advances).
(b)	This Deed secures advances already made and further advances to be made.
19.5	Amendments and waivers
Any provision of this Deed may be amended and any breach of this Deed may be waived before or after it occurs only in accordance with clause 38 (Amendments and waivers) of the Facility Agreement.
20.	PARTIAL INVALIDITY
All the provisions of this Deed are severable and distinct from one another and if at any time any provision is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.	Release
21.1	Release
Subject to clause 21.2 (Reinstatement), upon the expiry of the Security Period, the Security Agent and each other Secured Party shall, at the request (with reasonable notice) and cost of the Chargor, promptly release or re-assign (without recourse or warranty) the Security Assets from the Security to the Chargor or as it may direct; and
21.2	Reinstatement
Where any discharge (whether in respect of the obligations of the Chargor, any Security Grantor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise (without limitation), the liability of the Chargor under this Deed shall continue as if the discharge or arrangement had not occurred. The Security Agent may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.
21.3	Indemnity
The Chargor shall, notwithstanding any release or discharge of all or any part of the security constituted by this Deed, indemnify the Security Agent and each other Secured Party (through the Security Agent), their respective agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it may sustain as a consequence of any breach by the Chargor of the provisions of this Deed, the exercise or purported exercise of any of the rights and powers conferred on any of them by this Deed or otherwise relating to the Security Assets or any part thereof.
22.	CONTRACTUAL RECOGNITION OF BAIL-IN
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with this Deed may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of this Deed to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

23.	Notices

23.1	Communications in writing
Any communication to be made under, or in connection with, this Deed shall be made in writing and, unless otherwise stated, may be made by email, fax or letter.
23.2	Addresses
The address, email address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is:
(a)	in the case of the Chargor, that identified with its name below; and
(b)	in the case of the Security Agent, that identified with its name below, or any substitute address, email address or fax number or department or officer as the Chargor or the Security Agent may notify to the other Party by not less than five (5) Business Days' notice.
23.3	Delivery
(a)	Any communication or document made or delivered by one Party to another under, or in connection with, this Deed will only be effective:
(i)	if by email, when actually received (or made available) in readable form;
(ii)	if by way of fax, when received in legible form; or
(iii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 23.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Security Agent will be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the signature of the Security Agent below (or any substitute department or officer as the Security Agent shall specify for this purpose).

(c)
Any communication or document which becomes effective, in accordance with clauses 23.3(a) and 23.3(b), after 5.00pm in the place of receipt shall be deemed only to become effective on the following day.

23.4	Notification of address and fax number
Promptly upon changing its address, email address or fax number, the Security Agent shall notify the other Parties.

23.5	Electronic communication

(a)
In addition to communication by email, any communication to be made between the Parties may be made by other electronic means (including, without limitation, by way of posting to a secure website) if the Parties:

(i)	notify each other of any information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to such information supplied by them by not less than five (5) Business Days' notice.
(b)
Any such electronic communication as specified in clause 23.5(a) to be made between the Parties may only be made in that way to the extent that the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)
Any such electronic communication as specified in clause 23.5(a) made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by the Chargor to the Security Agent only if it is addressed in such a manner as the Security Agent shall specify for this purpose.

(d)
Any electronic communication which becomes effective, in accordance with clause 23.5(c), after 5.00pm in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Deed shall be deemed only to become effective on the following day.

(e)	Any reference in this Deed to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 23.5.
24.	COUNTERPARTS
This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.
25.	GOVERNING LAW
This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
26.	ENFORCEMENT
26.1	Jurisdiction of English courts
(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including any dispute regarding the existence, validity or termination of this Deed) or any non-contractual obligation arising out of or in connection with this Deed (a "Dispute").

(b)	The Chargor agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly the Chargor will argue to the contrary.

(c)
This clause 26.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

26.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Chargor:
(i)	irrevocably appoints Cogency Global (UK) Limited as its agent under this Charge for service of process in relation to any proceedings before the courts of England in connection with this Deed; and
(ii)	agrees that failure by a process agent to notify the Chargor of the process will not invalidate the proceedings concerned.
(b)
If any person appointed as process agent under this clause 26.2 is unable for any reason so to act, the Chargor must immediately (and in any event within 14 days of the event taking place) appoint another agent on terms acceptable to the Security Agent. Failing this, the Security Agent may appoint another process agent for this purpose.

26.3	Waiver of immunities
The Chargor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:
(a)	suit;
(b)	jurisdiction of any court;
(c)	relief by way of injunction or order for specific performance or recovery of property;
(d)	attachment of its assets (whether before or after judgment); and
(e)
execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

SCHEDULE 1: FORM OF LETTER OF INSTRUCTION AND ACKNOWLEDGEMENT

To:          [**] as Custodian (the "Custodian")
Date:

Dear Sirs
SECURITIES CHARGED IN FAVOUR OF DEUTSCHE BANK AG, HONG KONG BRANCH (THE "SECURITY AGENT") BY GREATER SAIL LIMITED (THE "CHARGOR")

Under a security deed (the "Security Deed") dated [**], we have:
1.
charged in favour of the Security Agent all securities held by us in Nam Tai Property Inc. from time to time, including without limitation, [24.07] per cent. of the issued shares of Nam Tai Property Inc. (being, [9,191,050] shares) (the "Securities") which are or will be deposited by the Chargor or on its behalf with the Custodian, or transferred into a securities and cash account in the name of the Chargor maintained with the Custodian with any relevant Clearance System (the "Securities Account");

2.	assigned by way of security in favour of the Security Agent all our rights, title and interest to the Securities Account and all rights and proceeds relating to the Securities Account; and
3.
assigned by way of security in favour of the Security Agent all our rights, title and interest to the custodian agreement dated [**] ("Custodian Agreement") and entered into between, inter alia, the Chargor and the Custodian.

The Chargor hereby irrevocably:
1.	directs you to, upon written notice from the Security Agent, hold the Securities as nominee for the Security Agent;
2.	directs you to, upon written notice from the Security Agent, deal with the Securities and the Securities Account (and any cash deposited therein) only on the instructions of the Security Agent;
3.	agrees that these instructions may not be revoked or amended without the written agreement of the Security Agent;
4.	agrees that Chargor shall not be entitled to give you any instructions concerning the Securities or the Securities Account;
5.
confirms that we will remain liable under the Custodian Agreement to perform all the obligations assumed by us under the Custodian Agreement and none of the Secured Parties, its agents, any receiver or any other person will at any time be under any obligation or liability to us under or in respect of the Custodian Agreement;

6.	confirms that we have agreed that we will not amend or waive any provision of or terminate the Custodian Agreement without the prior written consent of the Secured Party;

7.	directs you to, upon written notice from the Security Agent, hold all sums standing to the credit of, and securities maintained at, the Securities Account to the order of the Security Agent;
8.	directs you to, upon written notice from the Security Agent, pay or release:
(a)
as soon as reasonably practicable any sum received or standing to the credit of the Securities Account to the Shares Cash Top-Up (USD) Account or otherwise in accordance with the written instructions of the Security Agent; or

(b)	any securities maintained at the Securities Account in accordance with the written instructions of the Security Agent; and
9.
agrees that you may disclose any information in connection with the Securities, the Cash Collateral or the Securities Account to the Security Agent or (if directed in writing by the Security Agent) any other party permitted under the terms of the Facility Agreement (as defined in the Security Deed), until you receive a written notice from the Security Agent that the Security Deed has been released and discharged.
The Chargor acknowledges that you may comply with the instructions in this letter without any further permission from us or enquiry by you.
Unless otherwise defined in this letter, terms defined in and construed for the purposes of the Security Deed have the same meaning when used in this letter.
This letter is governed by English law.
Please acknowledge receipt of this letter and confirm that you will act in accordance with the directions contained in it.
Yours faithfully
For and on behalf of
GREATER SAIL LIMITED
as Chargor

By: ___________________________
Authorised Signatory

ACKNOWLEDGEMENT

We acknowledge receipt of and confirm that we will act in accordance with the directions contained in this letter.

Date:

For and on behalf of
[**]
as Custodian

By: ___________________________
Authorised signatory

SCHEDULE 2: POWERS OF RECEIVER
1.	General powers
(a)	Any Receiver shall have, in relation to the Security Assets:
(i)	all the powers which are conferred on the Security Agent by clause 11.2 (Powers of the Security Agent);
(ii)	all the powers which are conferred by the Act on mortgagees in possession and receivers appointed under the Act; and
(iii)	all powers which are conferred by any other law conferring power on receivers.
(b)
If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver in relation to the Security Assets.

2.	Additional powers
In addition to the powers referred to in paragraph 1 above, a Receiver shall have the following powers in relation to the Security Assets:
(a)
to take immediate possession of, collect and get in all or any part of the Security Assets and/or income in respect of which he was appointed and, without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of the nominee(s) or in the name of any purchaser(s) thereof;

(b)
to raise and borrower money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit;

(c)	to manage the Security Assets as he thinks fit;
(d)
to settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset;

(e)
to redeem any security and to borrow or raise any money and secure the payment of any money in priority to the Secured Liabilities for the purpose of the exercise of his powers and/or defraying any costs or liabilities incurred by him in such exercise;

(f)
to sell or concur in selling, exchange, convert into money or otherwise disposing of all or any part of the Security Assets in respect of which he was appointed without the need to observe the restrictions imposed by section 103 of the Act. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration (and the amount of such consideration may be dependent upon profit or turnover or be determined by a third party). Any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit;

(g)
to carry out any sale or other disposal of all or any part of the Security Assets by conveying, transferring, assigning or leasing the same in the name of the Chargor and, for that purpose, to enter into covenants and other contractual obligations in the name of, and so as to bind, the Chargor;

(h)
to bring, prosecute, enforce, abandon, defend and take any such action, suit or proceedings (in the name of the Chargor or otherwise) as he shall think fit in respect of the Security Assets and/or income in respect of which he was appointed (including proceedings for recovery monies in arrears at the date of his appointment);

(i)	to form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset;
(j)	to delegate his powers in accordance with this Deed;
(k)	to lend money or advance credit to any customer of the Chargor;
(l)
to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, make all payments needed to effect, maintain or satisfy such obligations or liabilities and use the company seal(s) (if any) of the Chargor;

(m)
to purchase, lease, hire or otherwise acquire any assets or rights of any description that he, in his absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets;

(n)
to effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Assets as he thinks fit;

(o)	to enter into or make any such agreement, arrangement or compromise as he shall think fit;
(p)	to insure, and to renew any insurances in respect of, the Security Assets as he shall think fit (or as the Lenders shall direct);
(q)	to discharge any person appointed by the Chargor;
(r)
to appoint, discharge and employ such managers, officers, agents, accountants, servants, employees, workmen and others and engage such professional advisers as he shall think fit for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit (including, without prejudice to the generality of the foregoing power, to employ his partners and firm); and

(s)	to:
(i)
give valid receipts for all monies and to do all such other things as may seem to him to be incidental or conducive to any other power vested in him or necessary or desirable for the realisation of any Security Asset;

(ii)
do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers of discretions conferred on a Receiver under or by virtue of this Deed or law;

(iii)	exercise in relation to each Security Asset all such powers, authorities and rights as he would be capable of exercising if he were the absolute beneficial owner of the Security Assets;
(iv)	use the name of the Chargor for any of the above purposes; and
(v)	execute any assurance or thing which may be proper or desirable for realising any Security Asset.

EXECUTION PAGES
THE CHARGOR

EXECUTED as a DEED by GREATER SAIL LIMITED 順帆有限公司	) ) )

Name: Title:

Witness signature: ………………………..…………..

Witness name (block capitals): …………….…………

Witness address: ………………………………………

…………………………………………………………

Signature Page to Share Security Deed

THE SECURITY AGENT

DEUTSCHE BANK AG, HONG KONG BRANCH

By: Name: Title:	By: Name: Title:

Address Fax: Email: Attention:	Level 52, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong +852 2203 7320 loanagency.hkcsg@list.db.com Corporate Trust, Trust and Agency Services

Signature Page to Share Security Deed